Exhibit 3.4

OPERATING AGREEMENT

OF

GYM-CARD, LLC

This OPERATING AGREEMENT OF Gym-Card, LLC, dated as of the 8th day of December 2008, by the Person named on Schedule A hereto as the sole Member of Gym-Card, LLC, a Virginia limited liability company (the “Company”).

STATEMENT OF AGREEMENT

The undersigned, desiring to form a limited liability company in accordance with the provisions of the Virginia Limited Liability Company Act, Va. Code Ann. § 13.1-1000 (the “Act”), and to provide for the terms and conditions under which the Company shall operate, intending to be legally bound hereby agrees as follows:

ARTICLE I

FORMATION AND BUSINESS OF THE COMPANY; OFFICES; TERM

1.1. Formation. The Company was organized on December 8, 2008, in accordance with and pursuant to the Act.

1.2. Name. The name of the Company is Gym-Card, LLC. The Company may do business under that name and, as permitted by applicable law, under any other name determined from time to time by the Member.

1.3. Purpose of the Company. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, including the business of holding, issuing and selling gift certificates, gift cards and merchandise credits and managing and tracking the obligations resulting from sales and redemptions of such gift certificates, gift cards and merchandise credits.

1.4. Principal Office. The Company’s principal place of business shall be located at 500 Howard Street, San Francisco, CA 94105. The Company may have such other business offices within or without the Commonwealth of Virginia as the Member may deem advisable.

1.5. Registered Office; Registered Agent. The registered office of the Company in the Commonwealth of Virginia as required by the Act shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as a Manager may designate from time to time in the manner provided by the Act. The registered agent of the Company in the Commonwealth of Virginia shall be the initial registered agent named in the Certificate or such other Person or Persons as a Manager may designate from time to time in the manner provided by the Act.

1.6. Term. The term of the Company shall commence on the date hereof and continue in perpetuity unless or until the Company is dissolved in accordance with Article IX herewith or pursuant to the Act.

1.7. Seal. The Manager may adopt a seal of the Company in such form as the Manager may deem advisable.

ARTICLE II

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

2.1. “Act” shall mean the Virginia Limited Liability Company Act as embodied in Va. Code Ann. Section 13.1-1000 et seq., as the same may be amended from time to time, or any successor statute.

2.2. “Agreement” means this Operating Agreement as it may be amended or restated from time to time, which is intended to be a “limited liability company agreement” within the meaning of the Act.

2.3. “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

2.4. “Certificate” shall mean the Articles of Organization of the Company as filed with the Secretary of the Commonwealth of Virginia on December 8, 2008, as amended or restated from time to time.

2.5. “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

2.6. “Company” shall mean the limited liability company created pursuant to the Certificate and governed by this Agreement and applicable law. as from time to time in effect.

2.7. “Distributable Cash” shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred in the normal operation of the Company’s business; and (c) such reserves as the Member deems necessary for the proper operation of the Company’s business.

2.8. “Fiscal Year” shall mean the Company’s accounting, tax and fiscal year, which shall end December 31 of each calendar year.

2.9. “Manager” shall mean the Person or Persons, if any, who are from time to time selected by the Member as the Managers of the Company as provided herein.

2.10. “Member” shall mean the Person designated as the Member in Schedule A hereto, or any Person who hereafter becomes a Member as provided herein, in such Person’s capacity as a member of the Company.

2.11. “Member Interest” shall mean all of a Member’s limited liability company interest in the Company, including the rights, if any, to receive allocations and distributions, to vote and, to consent or approve.

2.12. “Net Losses” shall mean, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year, plus any expenditures described in Section 705(a)(2)(B) of the Code.

2.13. “Net Profits” shall mean, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year, plus any income described in Section 705(a)(l)(B) of the Code.

2.14. “Percentage Interest” shall mean for the Member, one hundred (100) percent.

2.15. “Person” shall mean any individual, partnership, limited liability company, corporation, joint venture, trust, association, or any other entity, domestic or foreign, and their respective heirs, executors, administrators, legal representatives, successors and assigns where the context of this Agreement so permits.

2.16. “Regulations” shall mean any applicable regulations under the Code, including, without limitation, Reg. § 1-704, as from time to time in effect, and any successor provisions.

2.17. “State” shall mean the Commonwealth of Virginia.

2.18. “Substituted Member” shall mean any Person who becomes a Member of the Company under the provisions of Article VIII.

ARTICLE III

MANAGEMENT

3.1. Management Vested in a Manager or Managers. The business and affairs of the Company may be managed by a Manager or Managers, who shall each have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives, except for such matters as are exclusively vested in the Member under the Act or by this Agreement. The Member shall act as the Manager unless a Manager is so named by the Member. Unless authorized to do so by this Agreement or by a Manager, no employee, officer, attorney-in-fact or other agent of the Company shall have any power or authority to bind the Company. The initial Managers of the Company shall be Lynda Gustafson, Mandy Kwok, Steven March and Teresa Miller. The member shall have the authority to designate additional managers from time to time.

3.2. Limitation of Liability. Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable law, a Manager shall not have any liability to the Company by reason of being or having been a Manager, provided that this Section 3.2 shall not affect a Manager’s liability if an adverse judgment or other final adjudication establishes that his acts or omissions were in bad faith or involved intentional misconduct, or he gained financial or other advantages to which he was not entitled. In performing his duties, a Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements, in each case prepared or presented by the agents or employees of the Company, or counsel, public accountants, or other Persons, as to matters that a Manager believes to be within their respective professional or expert competence.

3.3. Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his sole and exclusive function and he may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in other investments or activities of a Manager or in the income or proceeds derived therefrom.

3.4. Compensation and Expenses. As long as a Manager is also a full-time officer or employee of the Member, a Manager shall not be separately entitled to compensation for his service to the Company, but a Manager shall in all events be reimbursed by the Company for reasonable documented expenses incurred in connection with such service.

3.5. Bank Accounts. A Manager may from time to time authorize the opening of bank accounts in the name and on behalf of the Company, and a Manager shall determine who shall have the signatory power over such accounts.

3.6. Books and Records. At the expense of the Company, a Manager shall maintain, or cause to be maintained by the Treasurer, adequate records and accounts of all operations and expenditures of the Company.

3.7. Resignation and Removal. Upon notice to the Member, a Manager may voluntarily resign as the Manager of the Company. A Manager may be removed from office with or without cause upon notice from the Member.

ARTICLE IV

OFFICERS

4.1. Designation of Officers. From time to time, the Manager may, but shall not be required to, designate one or more individuals to be officers of the Company. No officer need be a resident of the Commonwealth of Virginia, a citizen of the United States, or a Member. The officers of the Company shall be a President, a Secretary, a Treasurer and, if designated by the Manager, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Officers so designated shall have such authority and perform such duties as the Manager may, from time to time, prescribe or as may be provided in this Agreement. The Manager may assign titles to particular officers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed either with or without cause. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Manager.

4.2. President; Vice Presidents. The President shall be the chief executive officer of the Company and shall, subject to the powers of and limitations imposed by the Manager and this Agreement, have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees and shall see that all directions of the Manager are carried into effect. The President shall have such other powers and perform such other duties as may be prescribed by the Manager or as may be provided in this Agreement. The initial President of the Company shall be the Person named in Schedule B hereto. The Vice Presidents, if any are so designated by the Manager, shall have the powers and perform the duties incident to such position and perform such other duties and have such other powers and perform such other duties as may be prescribed by the Manager or as may be provided in this Agreement. The initial Vice Presidents of the Company shall be the Persons named in Schedule B hereto.

4.3. Secretary; Assistant Secretaries. The Secretary shall have the power and perform the duties incident to such position and shall perform such other duties and have such other powers as the Manager or this Agreement may, from time to time, prescribe. The initial Secretary of the Company shall be the Person named in Schedule B hereto. The Assistant Secretaries, if any are so designated by the Manager, shall assist the Secretary in the performance of his or her duties and shall perform such other duties and have such other powers as the Manager or this Agreement may, from time to time, prescribe.

4.4. Treasurer: Assistant Treasurers. The Treasurer shall keep or cause to be kept at the principal executive office of the Company a record of the Member’s name, address, Capital Contribution, and Member Interest from time to time. The Treasurer shall (a) receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the Manager may from time to time determine; (b) render, or cause to be rendered, to the President or to the Manager, whenever requested, an account of all his or her transactions as Treasurer and of the financial condition of the Company; and (c) perform such other duties and have such other powers as the Manager or this Agreement may, from time to time, prescribe. The initial Treasurer of the Company shall be the Person named in Schedule B hereto. The Assistant Treasurers, if any are so designated by the Manager, shall assist the Treasurer in the performance of his or her duties and shall perform such other duties and have such other powers as the Manager or this Agreement may, from time to time, prescribe.

4.5. Chief Financial Officer. The Chief Financial Officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate records and accounts of the operations and expenditures of the Company.

4.6. Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. Any officer may be removed as such, either with or without cause, by the Manager; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may (but need not) be filled by the Manager.

4.7. Duties of Officers Generally. Each officer shall owe to the Company and the Member the same duties of care and loyalty that such individuals would owe to a corporation and its stockholders as an officer thereof under the laws of the Commonwealth of Virginia.

ARTICLE V

RIGHTS AND OBLIGATIONS OF THE MEMBER; MEETINGS

5.1. Liability for Company Debt. Except as expressly set forth in this Agreement or required by law, a Member shall not be personally liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

5.2. Liability for Wrongful Distributions. If a Member receives a distribution from the Company which the Member knows to be in violation of this Agreement or the Act, the Member shall be liable to the Company for the amount of such distribution for a period of three (3) years after it was made.

5.3. Actions Requiring the Consent of the Member. Anything herein or in the Act to the contrary notwithstanding, in no event shall the Manager take or cause to be taken any of the following actions without in each case the affirmative consent or vote of the Member (or, if more than one Member, those Members owning a majority of the then-outstanding Member Interests):

(a) the sale or grant of any encumbrance, mortgage, easement or other interest, including a lease of, on or in respect of any real property of the Company;

(b) issuance after the date hereof of any Member Interest in the Company, or any option or other right to acquire the same, including without limitation the issuance of any security or other right convertible into or exchangeable for any such interest;

(c) any merger or other reorganization involving the Company and any other corporation, limited liability company, limited partnership or other entity, foreign or domestic;

(d) the incidence of any indebtedness or other obligation of any amount and any nature;

(e) the liquidation or dissolution of the Company; or

(f) an amendment of the Certificate or this Agreement.

ARTICLE VI

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

6.1. Initial Capital Contribution. The Member shall contribute such amount as it determines in its sole discretion to contribute.

6.2. Additional Capital Contributions. The Company may accept additional Capital Contributions from the Member, at such times, in such amounts, and on such terms as the Member shall determine. However, the Member shall not be required to make any additional Capital Contributions.

6.3. Capital Account. The Company shall establish a Capital Account for the Member and maintain such account in accordance with applicable tax and accounting rules, including the Regulations. Except as otherwise required in the Act (and subject to Sections 6.1 and 6.2 hereof), the Member shall not have any liability to restore all or any portion of a deficit balance in the Member’s Capital Account.

6.4. Withdrawal of Capital. The Member shall not, except as otherwise provided herein, have the right to withdraw from the Company all or any part of its Capital Contribution prior to the Company’s final dissolution and liquidation.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1. Allocations of Net Profits and Net Losses and Distribution. The net profit and net loss of the Company shall be allocated and Distributable Cash shall be distributed in accordance with the percentages set forth in Schedule A hereto. Distributable Cash shall be distributed by the Company to the Member at such times and in such amounts as the Manager shall determine.

7.2. Interest. The Member may, in its sole discretion, cause the Company to pay interest on the Member’s Capital Contribution.

7.3. Loans to Company. Nothing in this Agreement shall prevent a Member from making secured or unsecured loans to the Company by agreement with the Company.

7.4. Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and other tax returns deemed necessary in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager, under the direction of the Member.

ARTICLE VIII

TRANSFERABILITY OF MEMBER INTERESTS

8.1. Restrictions on Transfer. If at any time there is more than one Member, no Member may sell, alienate, pledge, grant a security interest in, make a gift of, assign or otherwise dispose of, whether voluntarily or involuntarily (including by operation of law, on account of any bankruptcy, insolvency or other proceeding, or judicial sale or otherwise) (each, a “Transfer”), all or part of any Member Interest in the Company without the consent of the Members owning a majority of the then outstanding Member Interests. Any Member who shall assign its entire Member Interest in the Company in accordance with Section 8.1 hereof shall cease to be a Member of the Company, and shall no longer have any rights or privileges of a Member.

8.2. Non-Recognition of Certain Transfers.

Any sale, exchange, transfer or other disposition in contravention of any of the provisions of this Agreement shall be null and void and have no effect. Each Member hereby indemnifies the Company against any and all loss, liabilities, damages, and expenses, including, without limitation, tax liabilities or loss of tax benefits, arising directly or indirectly out of any Transfer or purported Transfer in violation of this Agreement.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1. Dissolution. The Company shall be dissolved and wound up upon the occurrence of any of the following events:

(a) by written notice of the Member;

(b) upon the bankruptcy or dissolution of the Member or occurrence of any other event which terminates the continued membership of the Member in the Company other than by transfer of all of the Member’s Interest to another Person; or

(c) the entry of a decree of judicial dissolution under Section 13.1-1047 of the Act.

9.2. Winding Up of the Company. (a) If the Company is dissolved in accordance with Section 9.1, the Manager shall wind up the affairs of the Company, including by selling or otherwise liquidating the Company’s assets. If the Manager determines that an immediate sale would be financially inadvisable, he may defer sale of the Company’s assets for a reasonable time, or distribute the assets in kind.

(a) The proceeds of any liquidation of the Company shall be distributed:

(i) first, to the creditors of the Company, as and to the extent provided in Section 13.1-1049 of the Act;

(ii) second, to the Member or former Members in satisfaction of any liabilities for distributions previously declared but not paid; and

(iii) third, as provided in Article VII.

9.3. Certificate of Cancellation. Upon the dissolution and completion of the winding up of the Company, the Member shall cause a certificate of cancellation to be prepared, executed and filed in accordance with the Act.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Amendments. This Agreement may be amended from time to time by the Member. Any such amendment shall be in writing signed by the Member and shall be filed with the books and records of the Company. The Certificate may be amended from time to time by the Member. Any such amendment shall be in writing signed by the Member, and shall be executed and filed in accordance with Section 13.1-1014 of the Act.

10.2. Notices. Any notice or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given when actually received. Any such notice may be given by first class mail, express delivery, telegraph or facsimile and shall be addressed to the Member at the address shown in Schedule A and/or to the Company at its principal office or to such other address as a party may from time to time designate by notice to the other parties.

10.3. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and governed by, the laws of the Commonwealth of Virginia without giving any effect to any choice of law or conflict of law provision or rule (whether of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

10.4. Construction. Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural and vice versa, and the neuter gender shall include the feminine and masculine genders and vice versa.

10.5. Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.6. Waivers. The failure of any party to redress any violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

10.7. Rights and Remedies Cumulative. The rights and remedies provided in this Agreement are cumulative and the use of any one right or remedy by any party shall not waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

10.8. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

10.9. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs, and personal representatives.

10.10. No Third-Party Beneficiaries. The provisions of this Agreement shall not be for the benefit of or enforceable by any creditor of the Company or of the Member, or any other third Person, except as provided in Section 10.9.

*******

WITNESS the execution of this Agreement hereof as of the 8th day of December 2008.

as sole Member GYMBOREE RETAIL STORES, INC.

By:	/s/ Blair Lambert
Name:	Blair W. Lambert
Title:	C.O.O.-C.F.O.

SCHEDULE A

NAME AND BUSINESS ADDRESS OF MEMBER	INITIAL CAPITAL CONTRIBUTION	INTEREST IN CAPITAL PROFIT AND LOSS
Gymboree Retail Stores, Inc.	$1,000	100%

SCHEDULE B

Title	Name
Chief Executive Officer & President	Matthew K. McCauley

Chief Operating Officer & Chief Financial Officer	Blair W. Lambert

Vice President, Controller & Treasurer	Lynda G. Gustafson

Vice President, Finance	Jeffrey P. Harris

Secretary	Marina Armstrong

Assistant Secretary	Kimberly Holtz MacMillan

Senior Director, Accounting and Financial Reporting	Teresa Reinhold Miller

Director, Tax and Treasury	Mandy Kwok

Director, Corporate Tax	Steve March